UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
OMB APPROVAL
OMB Number: 3235-0080
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FORM 25

NOTIFICATION OF REMOVAL FROM LISTING AND/OR REGISTRATION
UNDER SECTION 12(b) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number   0001100663

Issuer: iShares Trust
Exchange: New York Stock Exchange

(Exact name of Issuer as specified in its charter and name of Exchange where security is listed and/or registered)
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Address: 45 Fremont Street
                       San Francisco, CA 94105
Telephone number: (415) 597-2000
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(Address, including zip code, and telephone number, including area code, of Issuer's principal executive offices)
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Units of beneficial interest, no par value per share (See exhibit A)
(Description of class of securities)

Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

[ ]17 CFR 240.12d2-2(a)(1)
[ ]17 CFR 240.12d2-2(a)(2)
[ ]7 CFR 240.12d2-2(a)(3)
[ ]17 CFR 240.12d2-2(a)(4)
[ ]Pursuant to 17 CFR 240.12d2-2(b), the Exchange has complied with its rules to strike the class of securities from listing and/or withdraw registration on the Exchange. 1

[x]Pursuant to 17 CFR 240.12d2-2(c), the Issuer has complied with its rules of the Exchange and the requirements of 17 CFR 240.12d-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.

Pursuant to the requirements of the Securities Exchange Act of 1934, iShares Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.

November 26, 2007                                                                 By /s/ Eilleen M. Clavere                                                                           Secretary
        Date                                                                                                  Name                                                                                                 Title

1Form 25 and attached Notice will be considered compliance with the provisions of 17 CFR 240.19d-1 as applicable. See General Instructions.

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Exhibit A

Title of each class to be withdrawn (together, the “Funds”)	Name of Exchange on which class is to be withdrawn	IRS Employer Identification No.
iShares Dow Jones Select Dividend Index Fund	New York Stock Exchange	43-2027550
iShares Dow Jones Transportation Average Index Fund	New York Stock Exchange	43-2027548
iShares Dow Jones U.S. Aerospace & Defense Index Fund	New York Stock Exchange	34-2061333
iShares Dow Jones U.S. Basic Materials Sector Index Fund	New York Stock Exchange	94-3351292
iShares Dow Jones U.S. Broker-Dealers Index Fund	New York Stock Exchange	34-2061334
iShares Dow Jones U.S. Consumer Goods Sector Index Fund	New York Stock Exchange	94-3351295
iShares Dow Jones U.S. Consumer Services Sector Index Fund	New York Stock Exchange	94-3351294
iShares Dow Jones U.S. Energy Sector Index Fund	New York Stock Exchange	94-3351296
iShares Dow Jones U.S. Financial Sector Index Fund	New York Stock Exchange	94-3351300
iShares Dow Jones U.S. Financial Services Index Fund	New York Stock Exchange	94-3351305
iShares Dow Jones U.S. Healthcare Providers Index Fund	New York Stock Exchange	34-2061336
iShares Dow Jones U.S. Healthcare Sector Index Fund	New York Stock Exchange	94-3351306
iShares Dow Jones U.S. Home Construction Index Fund	New York Stock Exchange	34-2061335
iShares Dow Jones U.S. Industrial Sector Index Fund	New York Stock Exchange	94-3351307
iShares Dow Jones U.S. Insurance Index Fund	New York Stock Exchange	34-2061337
iShares Dow Jones U.S. Medical Devices Index Fund	New York Stock Exchange	34-2061338
iShares Dow Jones U.S. Oil & Gas Exploration & Production Index Fund	New York Stock Exchange	34-2061339
iShares Dow Jones U.S. Oil Equipment & Services Index Fund	New York Stock Exchange	34-2061332
iShares Dow Jones U.S. Pharmaceuticals Index Fund	New York Stock Exchange	34-2061340
iShares Dow Jones U.S. Real Estate Index Fund	New York Stock Exchange	94-3351312
iShares Dow Jones U.S. Regional Banks Index Fund	New York Stock Exchange	34-2061342
iShares Dow Jones U.S. Technology Sector Index Fund	New York Stock Exchange	94-3351314
iShares Dow Jones U.S. Telecommunications Sector Index Fund	New York Stock Exchange	94-3351316
iShares Dow Jones U.S. Index Fund	New York Stock Exchange	94-3351291
iShares Dow Jones U.S. Utilities Sector Index Fund	New York Stock Exchange	94-3351317
iShares FTSE/Xinhua China 25 Index Fund	New York Stock Exchange	54-2124824
iShares KLD Select SocialSM Index Fund	New York Stock Exchange	55-0881112
iShares Lehman 10-20 Year Treasury Bond Fund	New York Stock Exchange	51-0593341
iShares Lehman 1-3 Year Credit Bond Fund	New York Stock Exchange	51-0593237
iShares Lehman 3-7 Year Treasury Bond Fund	New York Stock Exchange	51-0593338
iShares Lehman Credit Bond Fund	New York Stock Exchange	51-0593232
iShares Lehman Government/Credit Bond Fund	New York Stock Exchange	51-0593222
iShares Lehman Intermediate Credit Bond Fund	New York Stock Exchange	51-0593236
iShares Lehman Intermediate Government/Credit Bond Fund	New York Stock Exchange	51-0593224
iShares Lehman Short Treasury Bond Fund	New York Stock Exchange	51-0593339
iShares Lehman TIPS Bond Fund	New York Stock Exchange	43-2027552
iShares Morningstar Large Core Index Fund	New York Stock Exchange	57-1201373
iShares Morningstar Large Growth Index Fund	New York Stock Exchange	57-1201376
iShares Morningstar Large Value Index Fund	New York Stock Exchange	57-1201381
iShares Morningstar Mid Core Index Fund	New York Stock Exchange	57-1201386
iShares Morningstar Mid Growth Index Fund	New York Stock Exchange	57-1201391
iShares Morningstar Mid Value Index Fund	New York Stock Exchange	57-1201435
iShares Morningstar Small Core Index Fund	New York Stock Exchange	57-1201436
iShares Morningstar Small Growth Index Fund	New York Stock Exchange	57-1201439
iShares Morningstar Small Value Index Fund	New York Stock Exchange	57-1201440
iShares MSCI EAFE Growth Index Fund	New York Stock Exchange	32-0148671
iShares MSCI EAFE Index Fund	New York Stock Exchange	94-3401419
iShares MSCI EAFE Value Index Fund	New York Stock Exchange	74-3145551
iShares NYSE 100 Index Fund	New York Stock Exchange	34-1980114
iShares NYSE Composite Index Fund	New York Stock Exchange	34-1980116
iShares Russell MicrocapTM Index Fund	New York Stock Exchange	51-0548938
iShares S&P 1500 Index Fund	New York Stock Exchange	59-3775979
iShares S&P 500 Growth Index Fund	New York Stock Exchange	94-3351277
iShares S&P 500 Index Fund	New York Stock Exchange	94-3351276
iShares S&P 500 Value Index Fund	New York Stock Exchange	94-3351278
iShares S&P Europe 350 Index Fund	New York Stock Exchange	94-3351288
iShares S&P Global 100 Index Fund	New York Stock Exchange	94-3369034
iShares S&P Global Consumer Discretionary Sector Index Fund	New York Stock Exchange	94-3407641
iShares S&P Global Consumer Staples Sector Index Fund	New York Stock Exchange	94-3407642
iShares S&P Global Energy Sector Index Fund	New York Stock Exchange	94-3407643
iShares S&P Global Financials Sector Index Fund	New York Stock Exchange	94-3407645
iShares S&P Global Healthcare Sector Index Fund	New York Stock Exchange	94-3407646
iShares S&P Global Industrials Sector Index Fund	New York Stock Exchange	94-3407648
iShares S&P Global Materials Sector Index Fund	New York Stock Exchange	26-0711685
iShares S&P Global Technology Sector Index Fund	New York Stock Exchange	94-3407649
iShares S&P Global Telecommunications Sector Index Fund	New York Stock Exchange	94-3407647
iShares S&P Global Utilities Sector Index Fund	New York Stock Exchange	94-3407651
iShares S&P GSSI™ Natural Resources Index Fund	New York Stock Exchange	94-3382502
iShares S&P GSTI™ Networking Index Fund	New York Stock Exchange	94-3399996
iShares S&P GSTI™ Semiconductor Index Fund	New York Stock Exchange	94-3399997
iShares S&P GSTI™ Software Index Fund	New York Stock Exchange	94-3399998
iShares S&P GSTI™ Technology Index Fund	New York Stock Exchange	94-3382503
iShares S&P Latin America 40 Index Fund	New York Stock Exchange	94-3405402
iShares S&P MidCap 400 Growth Index Fund	New York Stock Exchange	94-3351281
iShares S&P MidCap 400 Index Fund	New York Stock Exchange	94-3351279
iShares S&P MidCap 400 Value Index Fund	New York Stock Exchange	94-3351282
iShares S&P SmallCap 600 Growth Index Fund	New York Stock Exchange	94-3351286
iShares S&P SmallCap 600 Index Fund	New York Stock Exchange	94-3351285
iShares S&P SmallCap 600 Value Index Fund	New York Stock Exchange	94-3351287
iShares S&P World ex-U.S. Property Index Fund	New York Stock Exchange	26-0258667
iShares S&P/TOPIX 150 Index Fund	New York Stock Exchange	94-3405400